Exhibit 21.1
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List of Subsidiaries and Affiliates of Blue Dolphin Energy Company:


o        Blue Dolphin Exploration Company, a Delaware corporation,

o        American  Resources   Offshore,   Inc.,   subsidiary  of  Blue  Dolphin
         Exploration Company;

o        Blue Dolphin Pipe Line Company, a Delaware corporation;

o        Blue Dolphin Services Co., a Texas corporation;

o        Blue Dolphin Petroleum Company, a Delaware corporation;

o New Avoca Gas Storage, LLC, a Texas limited liability company in which the Company owns a 25% interest;

o        Petroport, Inc., a Delaware corporation; and

o Drillmar, Inc., a Delaware corporation in which the Company owns a 12.8 % interest.